Exhibit 19.1
EQUITY COMMONWEALTH
________________________
Policy on Inside Information and Insider Trading

A.    Background/Purpose

Under federal and state securities laws, it is illegal to purchase or sell securities of Equity Commonwealth (the “Company”) while in possession of material, non-public information related to, affecting or regarding the Company or its subsidiaries (such information, “Inside Information”), or to disclose Inside Information to others who then trade in the securities of the Company. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and other governmental agencies and can result in severe penalties. While the regulatory authorities usually concentrate their efforts on the individuals who trade, or who tip Inside Information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company has adopted this Policy on Inside Information and Insider Trading (this “Policy”) both to satisfy the Company’s obligation to prevent insider trading and to help the Company’s personnel and its external advisors avoid violating insider trading laws.

B.    Applicability of Policy

1.    Covered Persons

This Policy applies to the following people (collectively, “Covered Persons”):

•all officers of the Company and its subsidiaries;

•all members of the Board of Trustees of the Company (“trustees”);

•all employees of the Company and its subsidiaries; and
•any family members or persons that reside in the same household as any of the foregoing persons.

The failure of any person subject to this Policy to observe and strictly adhere to the policies and procedures set forth herein at all times will be grounds for disciplinary action, up to and including dismissal. To ensure that Company confidences are protected to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public, or respond to inquiries from the media, analysts or others outside the Company.
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All consultants and outside advisors assisting the Company on sensitive matters are expected to abide by the Policy, although the Company assumes no responsibility with respect to the actions of persons who are not under its direct control.

2.    Covered Transactions

This Policy applies to all transactions in the Company’s securities, including shares of common stock (including any securities that are exercisable for, or convertible or exchangeable into, shares of common stock, including units of limited partnership interest) and any other securities the Company may issue from time to time whether or not pursuant to any benefit plan adopted by the Company.

    For purposes of this Policy, the Company considers transactions between Covered Persons and the Company with respect to grants under any Company equity incentive plan (or, to the extent applicable, granted outside such plan) to be exempt from this Policy. Such transactions include, without limitation, the following:

•the exercise of options for cash;

•the exercise of options on a “net exercise” basis pursuant to which an optionee either (i) delivers outstanding shares of common stock to the Company or (ii) authorizes the Company to withhold from issuance shares of common stock issuable upon exercise of the option, in either case, having a fair market value on the date of exercise equal to the aggregate exercise price; or

•the forfeiture to the Company of restricted shares of common stock or share units to cover withholding tax obligations.

Thus, restrictions contained in this Policy would apply to the sale of the Company’s securities in the open market to pay the exercise price of an option and to the “cashless exercise” effected through a broker or “same day sale” of an option. In addition, any sale of the underlying securities acquired upon the exercise of an option is subject to the Policy. This Policy does not apply to the granting of options or other equity awards.

    In addition to the other restrictions set forth in this Policy, the following transactions are strictly prohibited at all times:

•trading in call or put options involving the Company’s securities and other derivative securities;

•engaging in short sales of the Company’s securities;
•holding the Company’s securities in a margin account; and

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•pledging the Company’s securities to secure margin or other loans by any Restricted Person (as defined herein), except as otherwise approved by the Board of Trustees of the Company, in the case of a trustee or executive officer, or by the Compliance Officer (as defined below), in the case of any Restricted Person other than a trustee or executive officer, and set forth on Annex A hereto.

If you are unsure whether or not a particular transaction is prohibited under this Policy, you should consult with the person designated by the Company’s Chief Executive Officer as the compliance officer (the “Compliance Officer”) prior to engaging in, or entering into, an agreement, understanding or arrangement to engage in, such transaction.

C.    General Policy

    No Covered Person who is in possession of Inside Information may, either directly or indirectly (including, without limitation, through a family member, friend or entity in which you or any of your family members is a director, trustee, officer or controlling equity holder or beneficiary), (i) purchase or sell the Company’s securities, (ii) engage in any other action to take advantage of Inside Information or (iii) provide Inside Information to any other person outside of the Company, including family and friends.

    In addition, Covered Persons may not purchase or sell any securities of any other company, such as a lender, possible acquisition target or competitor of the Company, when in possession of material non-public information concerning any such other company obtained in the course of his or her employment with, or service to, the Company or any of its subsidiaries.

D.    Specific Policies

    1.    Black-out Periods

    All trustees and executive officers of the Company and its subsidiaries, as well as certain key employees, as listed on Schedule A hereto (as may be amended from time to time by the Compliance Officer), as well as any family members or other persons that reside in the same household as those persons (all of the foregoing being “Restricted Persons”) are subject to additional restrictions on their ability to engage in purchase or sale transactions involving the Company’s securities. Restricted Persons are more likely to have access to Inside Information regarding the Company because of their positions or affiliations with the Company and, as a result, their trades in the Company’s securities are more likely to be subject to greater scrutiny. Accordingly, Restricted Persons are prohibited from trading in the Company’s securities during the period beginning on the close of market on the last day of each fiscal quarter and ending 48 hours following public disclosure of the financial results for that quarter or the full year.

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Quarter	Blackout Period Begins	Blackout Period Ends
1	April 1	Two business days after Q1 earnings are publicly released (typically late April or early May)
2	July 1	Two business days after Q2 earnings are publicly released (typically late July or early August)
3	October 1	Two business days after Q3 earnings are publicly released (typically late October or early November)
4	January 1	Two business days after annual earnings are publicly released (typically mid-February)

    In addition, from time to time, the Company may impose special black-out periods on Restricted Persons and other employees of the Company if, in the judgment of the Compliance Officer, it is likely that such person or persons have become aware of significant corporate developments that have not yet been disclosed to the public, even when trading otherwise may be permitted. In the event that certain Restricted Persons or other employees of the Company become subject to a special black-out period, such persons are prohibited from (i) trading in the Company’s securities and (ii) disclosing to others the fact they are subject to such special black-out period. These special black-out periods may vary in length and may or may not be broadly communicated to Covered Persons. This restriction does not apply to transactions made under an approved Rule 10b5-1 plan. The Company would re-open trading 48 hours following the public disclosure of such significant corporate developments.

    2.    “Tipping” of Information

    Covered Persons may not disclose, convey or “tip” Inside Information to any person by providing them with Inside Information other than to disclose on a “need to know” basis to officers and employees of the Company or outside advisors in the course of performing their duties for the Company. When sharing Inside Information with other officers and employees of the Company or outside advisors, or other persons involved in the business and affairs of the Company, such information should be confined to as small a group as possible. Unlawful tipping includes passing on Inside Information to friends, family members or acquaintances under circumstances that suggest that persons subject to this Policy were trying to help the recipients of such information to make a profit or avoid a loss by trading in the Company’s securities based on such information.

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    3.    Pre-clearance

    A Restricted Person must obtain prior clearance from the Compliance Officer, or such person’s designee, before such Restricted Person makes any purchases or sales of the Company’s securities, regardless of whether or not a black-out period is then in effect. In evaluating each proposed transaction, the Compliance Officer or such person’s designee will consult as necessary with senior management and outside counsel before clearing any proposed trade. Clearance of a transaction is valid for no more than the 5-business day period immediately following receipt by the Restricted Person of such clearance. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance. Restricted Persons do not need to receive pre-clearance for trades pursuant to an approved Rule 10b5-1 plan, but must receive prior approval before implementing such a plan by the Compliance Officer, or such person’s designee, and any such plan must comply with any applicable laws, regulations and rules as well as any listing standards applicable to the Company.

E.    Compliance

    All Covered Persons must promptly report, in accordance with the procedures set forth in the Company’s Code of Business Conduct and Ethics (including through the use of the Company’s Governance Hotline described in the Code of Business Conduct and Ethics), any trading in the Company’s securities by any Covered Person, or any disclosure of Inside Information or material non-public information concerning other companies by such Covered Person, that such person has reason to believe may violate this Policy or federal or state securities laws.

    Persons in possession of Inside Information when their employment or service terminates may not trade in the Company’s securities until that information has become public or is no longer material.

F.    Additional Information

1.    What is Inside Information?

“Inside Information” is material information about the Company that is not available to the public. Information generally becomes available to the public when it has been disclosed by the Company or third parties in a press release or other authorized public statement, including any filing with the SEC. In general, information is considered to have been made available to the public on the second trading day after the formal release of the information. In other words, there is a presumption that the public needs approximately one complete trading day to receive and absorb such information.

2.    What is Material Information?

As a general rule, information about the Company is “material” if it could reasonably be expected to affect someone’s decision to buy, hold or sell the Company’s securities. In
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particular, information is considered to be material if its disclosure to the public would be reasonably likely to affect (i) an investor’s decision to buy or sell the securities of the company to which the information relates, or (ii) the market price of that company’s securities. While it is not possible to identify in advance all information that will be deemed to be material, some examples of such information would include the following:

•significant changes in financial results and/or financial condition and financial projections;

•news of major new contracts or possible loss of business;

•dividends or stock splits;

•share redemption or repurchase programs;

•changes in management or control;

•plans or agreements related to significant mergers, acquisitions, reorganizations or joint ventures;

•significant litigation or regulatory developments;

•significant increases or decreases in the amount of outstanding securities or indebtedness;

•write-ups or write-downs of assets or changes in accounting methods;

•actual or projected changes in industry circumstances or competitive conditions that could significantly affect the Company’s revenues, earnings, financial position or future prospects;

•transactions with trustees, officers or principal security holders; and

•significant cybersecurity breaches or incidents.

It can sometimes be difficult to know whether information would be considered “material.” The determination of whether information is material is almost always clearer after the fact, when the effect of that information on the market can be quantified. Although you may have information about the Company that you do not consider to be material, federal regulators and others may conclude (with the benefit of hindsight) that such information was material. Therefore, trading in the Company’s securities when you possess non-public information about the Company can be risky. When doubt exists, the information should be presumed to be material. If you are unsure whether you are in possession of material, non-public information, you should consult with the Compliance Officer prior to engaging in, or
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entering into an agreement, understanding or arrangement to engage in, a purchase or sale transaction of any of the Company’s securities.

3.    What is the Penalty for Insider Trading?

Trading on Inside Information is a crime. The consequences of insider trading and tipping are severe and may, in some cases, be applied to the Company as well as to the individual who illegally trades or tips. Possible consequences include criminal prosecution with the potential for prison terms and additional fines if convicted, civil penalties, termination of employment and personal embarrassment resulting from adverse publicity.

G.    Certification

You must sign, date and return the attached Acknowledgment and Certification (or such other certification as the Compliance Officer may deem appropriate) stating that you have received, read, understand and agree to comply with the Company’s Policy on Inside Information and Insider Trading. The Company may require you to sign such an Acknowledgment and Certification on an annual basis, which Acknowledgment and Certification may be in electronic format. Please note that you are bound by the Policy whether or not you sign the Acknowledgment and Certification.

If you have any questions with regard to this Policy, you should consult with the Compliance Officer.

September 1, 2023
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SCHEDULE A

RESTRICTED PERSONS

•All trustees of the Company;
•All executive officers of the Company;
•All members of the Disclosure Committee of the Company; and
•Any other persons designated by the Compliance Officer, or such person’s designee, from time to time.

ANNEX A

Exception to Restriction on Pledges of Company Securities

The [Board of Trustees] / [Compliance Officer] of Equity Commonwealth (the “Company”) has approved the following limited exception to the prohibition on pledging the Company’s securities to secure margin or other loans by any Restricted Person as set forth in the Company’s Policy on Inside Information and Insider Trading:

[_________________] (“Holder”) shall be permitted to pledge up to []% of Holder’s holdings of equity securities in the Company; provided, that (i) such equity interests are pledged as collateral in connection with a bona fide recourse loan obtained by Holder, and (ii) the proceeds of such loan are not used for any hedging transaction involving the Company’s equity securities. Any equity interests pledged pursuant to the preceding sentence shall not be considered owned for purposes of the Company’s minimum equity ownership guidelines for executive officers and trustees as set forth in the Company’s Corporate Governance Guidelines.

Holder                            Date

Compliance Officer                    Date

EQUITY COMMONWEALTH POLICY ON INSIDE INFORMATION AND INSIDER TRADING
ACKNOWLEDGMENT AND CERTIFICATION

    I hereby acknowledge and certify that I have received, read, understand and will comply with the Equity Commonwealth Policy on Inside Information and Insider Trading.
    I understand that my agreement to comply with the Policy on Inside Information and Insider Trading does not constitute a contract of employment.
    I understand that checking the box constitutes a signature confirming that I acknowledge and agree to these terms.

REQUEST FOR CLEARANCE TO TRADE

To:            Equity Commonwealth
Attention:    Compliance Officer
        Two North Riverside Plaza, Suite 2000    Phone Number: (312) 646-2800
        Chicago, IL 60606                Fax Number: (312) 646-2996

Name:         Title:

I hereby request clearance for myself (or a member of my immediate family or household) to execute the following transaction relating to the securities of Equity Commonwealth.

Type of Transaction:

    I wish to purchase shares of stock. Number of shares of common stock to be purchased:

    I wish to sell shares of stock. Number of shares of common stock to be sold:

        I wish to exercise an option and sell all or a portion of the shares of common stock purchased at the then market price in a “cashless exercise” or “same day sale” and hold any remaining shares of common stock in my brokerage account.

                Number of options to be exercised:
                Number of shares of common stock to be sold:
                Number of shares of common stock held in account:

        Other:

If the request is for a member of my immediate family or household:

Name of Person:         Relationship:

I hereby represent that I am not aware of any material, non-public information concerning Equity Commonwealth at the time of submitting this request and I agree that should I become aware of any material, non-public information concerning Equity Commonwealth prior to consummating the approved transaction, I will not consummate such transaction.

I understand that once approved, the clearance of a transaction is valid for no more than the 5-business day period immediately following my receipt of this clearance. I further understand that the approval will lapse if, in the judgment of the Compliance Officer, I am likely to be in possession of material, non-public information or at the expiration of the trading window in which approval is granted, whichever is the first to occur.

Date                        Signature

Approved by:

Compliance Officer                Date